UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1


                                 Amendment No. 5

                  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          R D & G HOLDINGS CORPORATION
                    ----------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Colorado
                 ---------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      2300
              ---------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   27-1431569
                           --------------------------
                     (I.R.S. Employer Identification Number)

                                1885 W. Dartmouth
                                     Unit 1
                               Englewood, CO 80110
                                 (720) 833-0600
                  ---------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Timothy Evans
                                1885 W. Dartmouth
                                     Unit 1
                               Englewood, CO 80110
                                 (720) 833-0600
                     ---------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

      As soon as practicable after the effective date of this Registration Statement (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.


 Large accelerated filer [ ]                Accelerated filer [ ]

 Non-accelerated filer [ ]                  Smaller reporting company [X]

         (Do not check if a smaller reporting company)


                        CALCULATION OF REGISTRATION FEE

Title of each                       Proposed      Proposed
 Class of                           Maximum       Maximum
Securities              Amount      Offering      Aggregate      Amount of
   to be                to be       Price Per     Offering      Registration
Registered            Registered    Share (1)       Price           Fee
----------            ----------   ----------     ---------     ------------

Common stock (2)

Total                 10,000,000      $0.10       $1,000,000        $136


(1)  Offering price computed in accordance with Rule 457 (c).
(2)  Shares of common stock offered by the Company.

     Pursuant  to  Rule  416,   this   Registration   Statement   includes  such
indeterminate number of additional securities as may be required for issuance as a result of any stock dividends, stock splits or similar transactions.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS
                          R D & G HOLDINGS CORPORATION

                                  Common Stock

                                10,000,000 shares

     We provide screen printing and embroidery services to approximately 300 clients. By means of this prospectus we are offering for sale up to 10,000,000 shares of common stock at a price of $0.10 per share.

     The shares we are offering will be sold directly by our executive officers. We will not pay any commissions or other form of remuneration in connection with the sale of these shares.

     The offering of our shares is being conducted on a "self-underwritten" basis. There is no minimum number of shares required to be sold. All proceeds from the sale of these shares will be delivered directly to us and will not be deposited in any escrow account. If all shares are sold, we will receive gross proceeds of $1,000,000. We plan to end the offering on March 31, 2014. However, we may, at our discretion, end the offering sooner or extend the offering until May 31, 2014.

     As of the date of this prospectus there was no public market for our common stock. As of the date of this prospectus, an application had not been made to have our common stock quoted on the OTC Bulletin Board.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE  INVESTORS,   SEE  "RISK  FACTORS"  BEGINNING  ON  PAGE  3  OF  THIS
PROSPECTUS.






                The date of this prospectus is ___________, 2014

                                     SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIVE INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS AND SHOULD CONSIDER, AMONG OTHER FACTORS, THE MATTERS SET FORTH UNDER THE "RISK FACTORS."

Implications of Being an Emerging Growth Company

     We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

     o a requirement to have only two years of audited financial statements and only two years of related MD&D,

     o    reduced disclosure concerning executive compensation arrangements;

     o exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting under Section 404 of the Sarbanes-Oxely Act of 2002; and

     o No non-binding advisory votes on executive compensation or golden parachute arrangements.

     We have taken advantage of some of these exemptions in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, Section 107 of the JOBS act also provides that an emerging growth company can take advantage of the extended transition period provided in
Section 7(a)(2)(b) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised accounting standards. We are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

     We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which annual gross revenue exceeds $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

General

     We were incorporated in Colorado in August 2012. We have been in the business of providing screen printing and embroidery services since 1992. Prior to August 2012 we operated through RD & G, LLC, a Colorado limited liability company formed in December 2009. Prior to December 2009 we operated as River Graphics, Inc. and River Designs, Inc., both Colorado corporations, established in 1992 and 2002 respectfully. On December 3, 2009 RD&G, LLC acquired River Graphics and River Designs. On August 3, 2012 we acquired RD&G, LLC Our executive offices are located at 1885 W. Dartmouth, Unit 1, Englewood, CO 80110. Our telephone number is 720-833-0600.

Shown below is a chart illustrating our corporate structure and ownership interest in each subsidiary.

                              [RD&G Holdings, Inc.]

                                   [RD&G, LLC]
                      (wholly owned by RD&G Holdings, Inc)

                      [River Graphics]       [River Designs]
                        (both wholly owned by RD&G, LLC)


As of December 31, 2013, we had 15,000,000 outstanding shares of common stock.


The Offering

By means of this prospectus:

     We are offering to sell up to 10,000,000 shares of common stock at a price of $0.10 per share.

     There is no minimum number of shares required to be sold in this offering and as a result we cannot guarantee that any funds will be raised in this offering.

     We intend to use the net proceeds, if any, from the sale of the shares we are offering to expand our operations by purchasing additional equipment, hiring additional personnel, and improving our warehouse facility.

     The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and the need for additional capital. See "Risk Factors" beginning on page 3 of this prospectus for additional Risk Factors.

Forward Looking Statements

     This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from our projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

     The securities being offered involve a high degree of risk. Prospective investors should consider the following risk factors which affect our business and this offering. These risk factors discuss all material risks which pertain to an investment in us. If any of the risks discussed below materialize, our common stock could decline in value or become worthless.

Risk Factors Related to our Business

     DURING THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND THE YEARS ENDED DECEMBER 31, 2012 AND 2011 WE HAVE NOT BEEN PROFITABLE. OUR FUTURE OPERATIONS MAY NOT BE PROFITABLE AND AS A RESULT ANY INVESTMENT IN OUR COMPANY MAY NOT HAVE ANY VALUE. We incurred a net operating loss of $(140,201) during the nine months ended September 30, 2013 and net operating losses of $(8,775) and $(152) during the years ended December 31, 2011 and 2012, respectively. We cannot assure you that, in the future, we can achieve or sustain profitability. Profits, if any, will depend upon various factors, including whether we will be able to increase sales and control costs. Unless and until we are profitable, we will need to continue to raise enough capital to fund the costs of our operations. There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.

     A FIRE WHICH OCCURRED IN MARCH 2013 HAS HAD A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND HAS RESULTED IN A LOSS OF REVENUE WHICH WE MAY NEVER BE ABLE TO REPLACE. In March 2013 we experienced a catastrophic fire which destroyed our plant, equipment and inventory, resulting in an extraordinary loss of $(50,637). As a result of the fire, we were unable to operate during April 2013. We were only able to operate at 50% capacity between May 2013 and August 2013, which resulted in the loss of two ASI customers, which may or may not return. As of December 30, 2013, we had received the full amount under the contents portion of our fire insurance policy ($210,400), which allowed us to purchase equipment and raw materials and resume operating at 100% capacity. Even though we have received enough insurance proceeds to resume operating at full capacity, we could receive up to an additional $200,000 from our insurance carrier for start-up costs and loss of income. It is unknown if we will receive any of this amount.

     OUR FAILURE TO OBTAIN CAPITAL MAY SIGNIFICANTLY RESTRICT OUR PROPOSED OPERATIONS WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. We need additional capital to expand our business and pay amounts we have borrowed. Our offering is being conducted on a "best efforts" basis. There is no minimum amount which is required to be raised in our offering and all proceeds from the sale of the shares will be delivered to us. If only a small number of shares are sold the amount received from this offering may provide us little benefit. In addition, the price of the stock purchased by investors may be negatively impacted because there is no minimum amount of shares which are required to be sold pursuant to this offering. Even if all shares offered are sold, we may need additional capital. Our issuance of equity or equity-related securities to raise capital will dilute the ownership interest of existing shareholders.

     We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to change our business plan.

     THE PROMOTIONAL PRODUCTS INDUSTRY IS HIGHLY FRAGMENTED AND COMPETITIVE AND IF WE ARE UNABLE TO COMPETE WE MAY NOT BE ABLE TO GENERATE INCOME. Certain competitors in the promotional products industry are affiliated with significantly larger companies which have greater financial resources than us. Entry into the promotional products industry is generally not difficult, and new competitors regularly enter the industry. The promotional products industry also competes against other advertising media, such as television, radio, newspaper, magazines, billboards and the Internet.

     WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS AND AS A RESULT WE MAY NOT BE ABLE TO GENERATE REVENUE. We believe that the key to our success is our ability to develop new products. If we are unable to do so, we may not be able to effectively compete in our industry.

     OUR FUTURE SALES COULD BE AFFECTED BY A NUMBER OF FACTORS WHICH ARE BEYOND OUR CONTROL WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS. We may have difficulty increasing our sales as the Promotional Products Industry is highly competitive. Many of our competitors are substantially larger than we are and have greater financial resources and broader name recognition. Screen printing and embroidery services may be purchased from a wide variety of sources. In addition, the Promotional Products Industry may not be as large as we think and expected growth in this market may not continue. A decline in the sales of our services could have a material adverse effect on our business.

     THE LOSS OF EITHER OF OUR OFFICERS WOULD ADVERSELY AFFECT OUR BUSINESS. We depend on the services of our officers, Larry Parsons and Timothy Evans. We do not have employment agreements with Mr. Evans or Mr. Parsons and we do not carry key man life insurance on Mr. Evans or Mr. Parsons. The loss or limitation of Mr. Evans or Mr. Parsons services would have a material adverse effect upon our business, financial condition and results of operations.

     THE FACT THAT OUR AUDITORS HAVE EXPRESSED DOUBT AS TO OUR ABILITY TO CONTINUE IN BUSINESS MAY IMPAIR OUR ABILITY TO OBTAIN CAPITAL. In their report on our December 31, 2012 financial statements, our auditors expressed substantial doubt as to our ability to continue as a going concern. This qualification could impair our ability to finance operations through the sale of debt or equity securities. Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing and generate positive cash flow from operations, neither of which is certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue operations. If we are unable to continue operations the common stock sold in this offering may not have any value.


     OUR DISCLOSURE CONTROLS AND PROCEDURES, AS WELL AS OUR INTERNAL CONTROL OVER FINANCIAL REPORTING, MAY NOT BE ADEQUATE. We filed the wrong financial statements with Amendment number 3 to our registration statement on Form S-1, of which this prospectus is a part. The incorrect financial statements, which were for the six months ended June 30, 2013, overstated our net loss for the period by $12,000 and understated our accounts receivable by the same amount on our balance sheet as of June 30, 2013. As a result of this error, our disclosure controls and procedures and internal control over financial reporting were not adequate, and if not corrected, may result in future incorrect filings with the Securities and Exchange Commission.


     OWNERSHIP COULD BE DILUTED BY FUTURE ISSUANCES OF OUR STOCK, OPTIONS, WARRANTS OR OTHER SECURITIES WHICH COULD RESULT IN A DECREASE IN EARNINGS PER SHARE. Ownership in our company may be diluted by future issuances of capital stock or the exercise of options or warrants, or the conversion of notes we may issue in the future. In particular, we may sell securities in the future in order to finance operations, expansions or particular projects or expenditures without obtaining the approval of the holders of our common stock.

     WE COULD INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLICLY TRADED COMPANY WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), as well as rules subsequently implemented by the Securities and Exchange Commission (the "SEC"), have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and/or costly. In addition, as a public company, we will incur the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

Risk Factors Related to this Offering

     AS OF THE DATE OF THIS PROSPECTUS THERE WAS NO PUBLIC MARKET FOR OUR COMMON STOCK AND IF NO PUBLIC MARKET DEVELOPS, PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS MAY BE UNABLE TO SELL THEIR SHARES. Although we plan to have our shares quoted on the OTC Bulletin Board after the termination of our offering, we may not be successful in this regard. Even if a public market for our common stock develops, trading may be sporadic and the quoted price for our common stock could be volatile.

     SHOULD A MARKET FOR OUR COMMON STOCK EVER DEVELOP, DISCLOSURE REQUIREMENTS PERTAINING TO PENNY STOCKS MAY REDUCE THE LEVEL OF TRADING ACTIVITY IN THE MARKET FOR OUR SHARES AND INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

     BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, THE PRICE FOR THE SHARES WE ARE OFFERING WAS ARBITRARILY ESTABLISHED, DOES NOT BEAR ANY RELATIONSHIP TO OUR ASSETS, BOOK VALUE OR NET WORTH, AND MAY BE GREATER THAN THE PRICE WHICH INVESTORS IN THIS OFFERING MAY RECEIVE WHEN THEY RESELL OUR SHARES. Accordingly, the offering price of our common stock should not be considered to be any indication of the value of our shares. The factors considered in determining the offering price include our future prospects and the likely trading price for our common stock if a public market ever develops.

     EVEN IF ALL SHARES OFFERED BY THIS PROSPECTUS ARE SOLD, OUR TWO OFFICERS AND DIRECTORS WILL OWN 60% OF OUR OUTSTANDING SHARES AND WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER OUR OPERATIONS. As a result, investors in this offering may not be able to elect any of our directors or adopt any resolution at any meeting of our shareholders. Refer to the "Principal Shareholders" section of this prospectus for more information.

                       DILUTION AND COMPARATIVE SHARE DATA

     As of September 30, 2013 we had 15,000,000 outstanding shares of common stock, which had a net tangible book value per share as of that date of approximately $0.00. If all shares we are offering are sold (of which there can be no assurance), investors will own 10,000,000 shares or 40% of our common stock, for which they will have paid $1,000,000 and our present shareholders will own 60% of our common stock. If less than all shares offered are sold, the percentage ownership of the investors in this offering will be less and the dilution to the investors will be greater than if all shares offered were sold.


     The following table illustrates per share dilution and the comparative stock ownership of our stockholders as compared to the investors in this offering, based upon the number of shares sold.




Shares outstanding as of September 30, 2013     15,000,000    15,000,000     15,000,000    15,000,000

Shares to be sold in this offering               2,500,000     5,000,000      7,500,000    10,000,000

Shares to be outstanding upon
   completion of offering                       17,500,000    20,000,000     22,500,000    25,000,000

Net tangible book value per share
   as of September 30, 2013                      $    0.00     $    0.00      $    0.00     $    0.00

Offering price, per share                        $    0.10     $    0.10      $    0.10     $    0.10

Net tangible book value after offering           $    0.02     $    0.03      $    0.04     $    0.04

Dilution to investors in this offering           $    0.08     $    0.07      $    0.06     $    0.06

Gain to existing shareholders                    $    0.02     $    0.03      $    0.04     $    0.04

Equity ownership by investors in this offering         14%           25%            33%           40%

Equity ownership by present shareholders
   after this offering                                 86%           75%            67%           60%


     We do not have any outstanding options, warrants or similar securities which could allow for the purchase of additional shares of our common stock.

                                 USE OF PROCEEDS

     The following table shows the intended use of the proceeds of this offering, depending upon the number of shares sold:

                                            Gross Offering Proceeds
                                    -----------------------------------------
                                    $250,000   $500,000   $750,000  $1,000,000
                                    --------   --------   --------  ----------
12-head embroidery machine
      ($105,000 each)                     --   $105,000   $105,000    $210,000

8-head embroidery machine
      ($65,000 each)                  65,000     65,000     65,000      65,000

6 head embroidery machine
      ($50,000 each)                  50,000     50,000     50,000      50,000

Automatic press ($65,000 each)        65,000     65,000    130,000     130,000

Manual press ($15,000 each)                      15,000     15,000      45,000

Industrial dryers ($20,000 each)          --         --     40,000      40,000

Computer equipment                               15,000     15,000      35,000

Office Manager                            --     35,000     35,000      35,000

Warehouse manager                         --         --         --      35,000

Salary increases for management (1)       --         --     50,000     100,000

Additional personnel                      --         --     70,000      80,000

Repayment of debt (2)                     --     40,000     40,000      40,000

Marketing                                 --     40,000     40,000      40,000

Lease additional warehouse space          --         --     25,000      25,000

Offering expenses                     70,000     70,000     70,000      70,000
                                    --------   --------   --------  ----------
                                    $250,000   $500,000   $750,000  $1,000,000
                                    ========   ========   ========  ==========

(1) If at least $750,000 is raised in this offering our two officers, who are also our two directors, will receive salary increases of $25,000 each. If $1,000,000 is raised in this offering our two officers will receive additional salary increases of $25,000 each. See "Management Executive Compensation" for additional information.

(2) During the year ended December 31, 2012 we borrowed $40,000 from an unrelated third party. The $40,000 borrowed during 2012 was used for opening expenses, repayment of debt, and the expenses associated with this offering, including the audit of our financial statements. The $40,000 borrowed from the third party does not bear interest, is unsecured and is due on demand.

     An embroidery machine is used to sew art work, logos, words and phrases on hats, t-shirts, and similar types of apparel. A 12-head machine can embroider twelve items at one time, as opposed to an 8-head machine, which can embroider eight items at one time or a 6-head machine, which can embroider 6 items at one time.

     Automatic and manual presses are used to screen print art work, logos, words, and phrases on various types of clothing (hats, t-shirts, sweat shirts, pullovers, etc.). An automatic press can screen print an item 2 to 3 times faster than a manual press. An automatic press can also screen print twice as many colors as a manual press.

     If less than $250,000 is raised in this offering, the offering proceeds will be allocated in the following priority:

     o    Purchase of  embroidery  machine  (8-head);
     o    Purchase of automatic press.

     The types and quantities of embroidery machines, presses and dryers we may acquire with the proceeds from this offering are contingent upon the demand for the type of products our clients may want us to provide and the demands of any new clients we may acquire.

     We may decrease salaries, eliminate planned employment positions or find it unnecessary to add warehouse space if the demand for our services does not increase.

     Any amount not expended as proposed will be used to fund our operations, if needed due to operating losses, or if not needed for our operations, to repay outstanding debt, other than the $40,000 loan we will pay with the proceeds from this offering.

     There is no commitment by any person to purchase any of the shares of common stock which we are offering and there can be no assurance that any shares will be sold.

     As of the date of this prospectus we did not have any commitments from any person to provide us with any additional capital and there can be no assurance that additional capital will be available to us in the future.

     Pending expenditure of the proceeds of the offering substantially in the manner described above, we will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations and/or money market instruments.

                            MARKET FOR COMMON STOCK.

     Our common stock is not quoted on any exchange and there is no public trading market for our securities.

     As of December 31, 2013, we had 15,000,000 outstanding shares of common stock and two shareholders of record. None of our outstanding shares of common stock can be sold pursuant to Securities and Exchange Commission Rule 144. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock.

     Holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors. The Board of Directors is not obligated to declare a dividend. No dividends have ever been declared and we do not anticipate or intend upon paying dividends for the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                            OF RESULTS OF OPERATIONS

Executive Overview

     We have been in the screen printing and embroidering business since 1992.

     During the years ended December 31, 2011 and 2012 we operated as a private company. As such, the compensation paid to our officers was adjusted so that, during those years, we would not have any taxable income. With the prospect of the Company's stock being publicly traded, our focus will be on maximizing net income.

     Our sales increased from $513,612 in 2011 to $565,104 in 2012. Our sales decreased from $462,941 for the nine months ended September 30, 2012 to $300,694 for the nine months ended September 30, 2013 due to a fire as discussed below. We incurred net losses of $8,775 and $152 for the years ended December 31, 2011 and 2012, respectively. We recorded net income of $30,372 and $39,882 for the nine months ended September 30, 2012 and 2013, respectively.

     Sales and gross profit, as a percentage of revenue, increased during the year ended December 31, 2012 compared to the prior year. However, due to a fire that significantly limited our ability to operate, sales and gross profit for the year ended December 31, 2013 are expected to decrease. The fire, and its effect on our operations, is described in greater detail below. We are currently operating at 100% capacity and expect sales and gross profit to increase during the year ended December 31, 2014.

     As explained in more detail in the section of this prospectus captioned "Business - ASI and the Promotional Products Business", we plan to expand our ASI business since we feel that there is significant growth potential in the ASI market. However, in order to expand our business we will need to acquire additional equipment, hire additional personnel and lease additional space, all of which will depend, in part, upon the amount we are able to raise in this offering. See the section of this prospectus captioned "Use of Proceeds" for more information.

     If we are able to expand our ASI business, we expect our gross profit, as a percentage of sales, to increase since, in the case of sales to ASI customers, the customer provides the raw materials. As a result, cost of sales consists primarily of labor.

     Our business is dependent on, among other things, retailer and consumer demand for our products. We believe that economic uncertainty may negatively impact the level of consumer spending for discretionary items such as the products we embroider or silk screen. We cannot predict the direction in which the current economic environment will move. Continued uncertain conditions may have a negative impact on our results for fiscal 2014.

     We expect to incur additional expenses over the next twelve months as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the Securities and Exchange Commission, investor relations activities and other administrative and professional services. We expect our general and administration expenses will also increase over the next twelve months if we are able to expand our business.

     Other than the foregoing, we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our sales, revenues or income from continuing operations, or liquidity and capital resources.

Results of Operations

     Material changes of certain items in our Statement of Operations for the year ended December 31, 2012, as compared to the same period last year, are discussed below.

     o Gross profit, as a % of sales, increased due to significantly higher contract sales during the period as opposed to retail sales. In the case of contract sales, the customer provides the raw materials. As a result, cost of sales consist primarily of labor.

     o Operating expenses increased as a result of higher compensation paid to our officers ($32,000) and the addition of an employee during the latter part of the year ($4,000).

     Material changes of certain items in our Statement of Operations for the nine months ended September 30, 2013 as compared to the same period last year, are discussed below.

     o Sales decreased since between April and August 2013 since we could only operate on a limited basis due to a fire at our plant.

     o Gross profit, as a % of sales, decreased since we used third parties to fill a portion of our orders as a result of the March 2013 fire at our plant.

     o Operating expenses increased due to legal and accounting expenses associated with this offering.

     o Extraordinary Item increased since in March 2013 we recorded an extraordinary loss of $50,637 from fire damage. During the nine-month period ended September 30, 2013 we reported a net gain of $180,083 resulting from our receipt of fire insurance proceeds in the amount of $237,565.

Liquidity and Capital Resources

     In March 2013, we experienced a catastrophic fire which destroyed our plant, equipment and inventory, resulting in an extraordinary loss from of $50,637. As a result of the fire, we were unable to operate during April 2013. We were only able to operate at 50% capacity between May 2013 and August 2013, which resulted in the loss of two ASI clients, which may or may not return. These two clients accounted for approximately 10% of our revenue. During the nine month period ended September 30, 2013 we received fire insurance proceeds of $237,565. As of December 31, 2013 we had replaced all equipment and inventory that was lost in the fire and were operating at full capacity. Even though we have received enough insurance proceeds to resume operating at 100% capacity, we still could receive up to an additional $200,000 from our insurance carrier for new start-up costs and loss of income. It is unknown if we will receive any of this amount. We expect to replace the loss of our two clients as a result of the fire by expanding our ASI business. We do not anticipate that the fire will have any long term impact on our business or operations.

      The following is an explanation of our material sources and (uses) of cash during the years ended December 31, 2013 and 2012:

                                                   2011            2012
                                                   ----            ----
                                                    $                $

   Cash provided by operations                   (9,439)           2,760

   Purchase of equipment                             --         (140,102)

   Purchase of equipment                           (975)            (900)

   Capital lease payments                        (7,748)          (8,350)

   Loans                                         50,000           20,000

   Loan payments                                (25,000)         (30,000)

     The following is an explanation of our material resources and (uses) of cash during the nine months ended September 30, 2012 and 2013.

                                                   2012            2013
                                                   ----            ----
   Cash (used) provided by operations         $  23,337         $ 110,581

   Purchase of equipment                             --          (140,102)

   Capital lease payments                        (6,204)           (7,451)

   Loan                                              --            30,000

     Our anticipated cash requirements for the twelve-month period ending December 31, 2014 are as follows:

      Office/manufacturing lease          $ 33,000

      Capital lease payments              $  5,160

      Loan repayments                     $120,000


     On August 6, 2012 we issued 7,500,000 shares of common stock to Larry Parsons in exchange for his membership interest in RD&G, LLC and 7,500,000 shares of common stock to Timothy Evans in exchange for his membership interest in RD&G, LLC.

     As of September 30, 2013, we owed Timothy Evans, one of our officers and directors, $15,000 for amounts he advanced to us. The loan from Mr. Evans is unsecured, due on demand, and bears interest at 4% per year. Since January 1, 2011 the principal balance of this note has remained at $15,000. During the two years and nine months ended September 30, 2013, $1,650 was paid to the noteholder as interest.

     As of September 30, 2013 we owed the father of Timothy Evans $50,000 for amounts advanced to us. The loan, originally in the amount of $30,000, was reduced from $30,000 to $20,000 subsequent to January 1, 2011. On September 1, 2013 we borrowed an additional $30,000 from Mr. Evans. The loans from Mr. Evans are unsecured, due on demand and bear interest at 6% per year. During the two years and nine months ended September 30, 2013, $3,250 was paid to Mr. Evans as interest.

     During the year ended December 31, 2012 we borrowed $40,000 from an unrelated third party. The $40,000 borrowed during 2012 was used for opening expenses, repayment of debt, and the expenses associated with this offering, including the audit of our financial statements. The $40,000 borrowed from the third party does not bear interest, is unsecured and is due on demand. There are no formal documents associated with this loan.

     As of September 30, 2013 we had current assets of $88,073 and total liabilities of $176,867. Included in total liabilities are advances and notes payable in the amount of $150,000. If at least $500,000 is raised in this offering, we plan to use a portion of the offering proceeds to repay advances of $40,000.

     We intend to fund our anticipated cash requirements through our operations, the proceeds from this offering, and/or the private sale of our equity securities or borrowings from third party lenders. However, we do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to change our business plan. We do not have any plans, arrangements or agreements to sell or merge with another company.

Contractual Obligations

     Our material future contractual obligations as of December 31, 2013 were as follows:

                                    Amounts due during years ending,
Item                     Total      2014     2015      2016     2017  Thereafter
----                     -----      ----     ----      ----     ----  ----------

Office/manufacturing

   lease              $ 99,000   $ 33,000   $33,000   $33,000     --       --

Capital lease
   payments           $ 10,320   $ 10,320        --        --     --       --

Loan repayments       $150,000   $150,000        --        --     --       --

Accounting Policies

     See Note 1 to the financial statements included as part of this prospectus for a description of our critical accounting policies.

     We have evaluated the potential impact of the adoption of any new accounting pronouncements and have determined that new accounting pronouncements will not have a material impact on our financial statements.


Resignation of Independent Public Accountant

     On November 30, 2013, Ronald R. Chadwick, P.C. ("Chadwick") resigned as the Company's independent registered public accounting firm.

     The reports of Chadwick regarding the Company's financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the Company's audited financial statements contained in its Form 10-K for the years ended December 31, 2012 and 2011 included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. During the years ended December 31, 2012 and 2011, and during the period from December 31, 2012 through November 30, 2013, the date of resignation, there were no disagreements with Chadwick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Chadwick would have caused him to make reference to such disagreement in his reports.

     The Company provided Chadwick with a copy of the registration statement, of which this prospectus is a part, and requested Chadwick furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether he agrees with above statements and, if he does not agree, the respects in which he does not agree. A copy of the letter from Chadwick is filed as an exhibit to this registration statement.


                                    BUSINESS

General

     We were incorporated in Colorado in August 2012. We have been in the business of providing screen printing and embroidery services since 1992. Prior to August 2012 we operated through RD & G, LLC, a Colorado limited liability company formed in December 2009. Prior to December 2009 we operated as River Graphics, Inc. and River Designs, Inc., both Colorado corporations, established in 1992 and 2002 respectfully. On December 3, 2009 RD&G, LLC acquired River Graphics and River Designs. On August 3, 2012 we acquired RD&G, LLC in exchange for the issuance of 15,000,000 shares of our common stock to our two officers and directors.

     Unless otherwise indicated, all references to us include River Graphics, Inc., River Designs, Inc. and RD&G, LLC.

     We are in the business of providing screen printing and embroidery services to the promotion products industry. Screen printing involves printing an image, pattern, logo or words onto a cloth, metal or plastic surface. Embroidery involves stitching an image, pattern, logo or words onto a clothing surface. The primary pieces of equipment we use in our business are screen printing presses and embroidery machines. As of September 30, 2013 we were using two screen printing presses and two embroidery machines.

     We print and embroider hats, t-shirts and similar apparel for retail stores and resorts. We also provide screen printing and embroidering services for companies associated with the Advertising Specialty Institute ("ASI") called ASI Distributors. We currently have approximately 300 clients, 10 of which are ASI distributors that employ, between them, approximately 100 sales representatives.

     A promotional product or advertising specialty is any item imprinted with a logo or slogan and given out to promote a company, organization, products, services, special achievement or event. T-shirt, mugs, pens and keys are popular examples, and just about anything can be imprinted or embroidered. However we only screen print and embroider apparel, bags and hats.

     The advantage advertising specialties have over other media is that they often have practical or functional use, in addition to being effective advertising and branding tools. Recipients often keep them and the advertiser benefits from repeat exposures.

Retailers and Resorts

     We have developed an extensive line of customized hunting and fishing outerwear that we provide for our retail and resort clients, including fishing, hunting and t-shirt shops located throughout the United States. Our most popular items under this line are hats and t-shirts.

     We apply custom graphics to promotional products using silk-screening and embroidering. We are also available to assist clients in creating original artwork.

     All of the products that we sell to our retail and resort clients are manufactured in blank (i.e., without decoration) by third party suppliers according to our specifications. We then screen print or embroider the products as they are designed by us and our retail and resort clients to reflect their brand names, logos, trademarks or other corporate slogans.

     We purchase shirts, hats and other blank garments mostly from local suppliers. Our principal suppliers are:

     o    Imprints Wholesale;

     o    Sanmar Corp.;

     o    Delta Apparel;

     o    Rivers End Trading;

     o    Pacific Fly Group;

     o    Otto Int'l;

     o    Midwest SP;

     o    Rockstar;

     o    Amann USA; and

     o    Garb Int'l.


ASI and the Promotional Products Business

     The ASI is the largest media and marketing organization serving the promotional products or advertising specialty industry, with a membership of approximately 33,000 distributors and 3,500 suppliers. Suppliers market their blank imprintable products to ASI distributors. ASI distributers then market their  designs  to  end-buyers.  Some of the  largest  end users are  healthcare
providers,  banks,  insurance  agencies,   pharmaceutical  and  high  technology
companies, soda companies, beer companies, restaurants, sports teams or other corporations.

     For this business segment, supplies are delivered to us and we screen print or embroider each piece as directed by the ASI distributor. We screen print and embroider for our ASI distributors on a contractual "per piece" basis.

     We plan to expand our ASI business since we feel that there is significant growth potential in the ASI market because distributors can sell products to virtually every company, large or small and in any part of the United States that desires to have garments and promotional items with a logo for advertisement purposes.

     We believe that the growth of the industry in recent years has resulted from the greater acceptance by advertisers of promotional products as an important form of advertising and an increase in the number of ASI distributors. Promotional product advertising generally represents a lower cost alternative to more traditional advertising and, because promotional products are designed for use or display, they provide repeat exposure of an advertiser's message to a targeted audience.

     However, in order to expand our business we will need to acquire additional equipment such as screen printing presses, embroidery machines and dryers as well as hire additional personnel and lease additional space. See the section of this prospectus captioned "Use of Proceeds" for more information.

Competition

     The promotional producer industry and business of screen printing and embroidery services is highly competitive and fragmented. Numerous distributors and operators compete for end buyers. In addition, entry into the promotional products industry is generally not difficult, and new competitors regularly enter the industry. The promotional products industry also competes against other advertising media, such as television, radio, newspapers, magazines, billboards and the Internet. Many of our competitors are substantially larger than we are and have greater financial resources and broader name recognition. Our market is highly sensitive to the introduction of new products that may rapidly capture a significant share of end buyers.

     We may not be able to effectively compete in this intensely competitive environment. In addition, promotional products and screen printing and embroidery services can be purchased of globally. Our products are relatively few compared to the wide variety of products offered by many of our competitors. As a result, our ability to remain competitive depends in part upon the successful introduction of new products and enhancements of existing products.

     Leading competitors in the screen printing and embroidery services business in the Denver, Colorado metropolitan area include Mile High Embroidery and Action Screen Printing. Custom ink is our largest national competitor.

Product Development

     We believe that the key to our success is our ability to expand product offerings by developing new products, imprinting techniques and by applying existing imprinting and decorating methods to create new products.

     We will continue to work with suppliers and distributors in all product categories to identify opportunities to add value to best-selling products without increasing the cost to the distributor.

     We also evaluate materials and processes from other industries for adaptation into our products. Research into emerging imprint technologies, including digital direct printing, laser imaging, heat applied graphics and photopolymer through dimensional graphics, is ongoing.

     New overseas supplier relationships are continually being developed to decrease costs of existing products and assist in the development of new products and additional lines.

Distribution

     After garments are screen printed or embroidered, we ship the order directly to customers via third party carriers.

Environmental Matters

     Our facilities are subject to federal, state and local environmental laws and regulations, including those relating to discharges to air, water and land, the treatment, storage and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. We believe that we are in compliance with such laws and regulations and do not anticipate any material adverse effect on our operations or financial condition as a result of our efforts to comply with, or our liabilities under, such laws and regulations. We do not anticipate any material capital expenditures for environmental control facilities or equipment. Some risk of environmental liability is inherent in our business, however, and there can be no assurance that material environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. We do not expect such capital and other costs to have a material adverse effect on our net cash flows.

Employees

     As of December 31, 2013 we had six full time employees and no part time employees. Our full time employees include our officers, Larry Parsons, and Timothy Evans.

Facilities

     Our offices, plant and warehouse are located at 1885 W. Dartmouth, Unit 1, Englewood, CO 80110 and consist of 5,000 square feet which we rent for approximately $2,775 per month. The lease on this space expires on July 31, 2016. We do not conduct business at any other location.

                                   MANAGEMENT

Name              Age         Title
----              ---         -----

Larry Parsons      65         President, Chief Executive Officer and a Director

Timothy Evans      63         Secretary,  Treasurer,  Chief Financial and
                              Accounting Officer and a Director

     Larry Parsons has been our President, Chief Executive Officer and a director since August 2012. Between December 2009 and August 2012 Mr. Parsons was the managing member of RD & G, LLC. Between April 1992 and December 2009 Mr. Parsons was the President of River Graphics, Inc. RD&G, LLC (2009-2012) and River Graphics, Inc. (1992-2009) were both screen printing and embroidery services businesses.

     Timothy Evans has been our Secretary, Treasurer, Chief Financial Officer, Chief Accounting Officer and a director since August 2012. Between December 2009 and August 2012 Mr. Evans was the managing member of RD & G, LLC. Between October 2002 and December 2009 Mr. Evans was the President of River Designs, Inc. R&DG, LLC (2009-2012) and River Designs, Inc. (2002-2009) were both screen printing and embroidery services businesses.

     We believe that Mr. Parsons and Mr. Evans are qualified to serve as directors due to their experience in the promotional products industry.

     Our two directors are not independent as that term is defined in section 803 of the listing standards of the NYSE MKT. None of our directors qualify as a financial expert as that term is defined by the Securities and Exchange Commission. We do not believe a financial expert is necessary since our revenues for the year ended December 31, 2012 were less than $575,000.

     We have not adopted a Code of Ethics applicable to our principal executive, financial, and accounting officers and persons performing similar functions. We do not believe a Code of Ethics is needed at this time since we have only two officers.

     We do not have a compensation committee. Our two directors serve as our audit committee.

     Our directors are elected to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors.

Executive Compensation

     The following table sets forth in summary form the compensation received by our officers during the three-year period ended December 31, 2013.

                                                       Stock   Option   All Other
Name and Principal                 Salary     Bonus    Awards  Awards  Compensation
   Position              Period     (1)        (2)      (3)      (4)       (5)        Total
------------------       ------    ------    ------   -------  ------- ------------   -----

Larry Parsons             2013     $51,300      --       --       --        --       $51,300
President and             2012     $51,300      --       --       --        --       $51,300
  Chief Executive         2011     $35,300      --       --       --        --       $35,300
   Officer

Timothy Evans            2013      $51,300      --       --       --        --       $51,300
  Secretary, Treasurer   2012      $51,300      --       --       --        --       $51,300
  and Chief Financial    2011      $35,300      --       --       --        --       $35,300
  Officer


     We do not have any consulting or employment agreements with any of our officers or directors. None of the proceeds from this offering will be used to pay our officers for compensation which is accrued but unpaid as of the date of this prospectus. As of the date of this prospectus, we have no immediate plans to pay compensation for past services.

     Our board of directors may increase the compensation paid to our officers depending upon a variety of factors, including the results of our future operations.

     The following table shows the amount which we expect to pay to our executive officers during the twelve months ending December 31, 2014 and the amount of time these officers expect to devote to our business.

                                                      Percentage of Time
                                 Projected              to be Devoted
      Name                    Compensation (1)       to Our Operations
      ----                    ----------------       -------------------

      Larry Parsons               $50,000                  100%
      Timothy Evans               $50,000                  100%

(1) If $750,000 is raised in this offering, our two officers will receive salary increases of $25,000 each. If $1,000,000 is raised, our two officers will receive additional salary increases of $25,000 each.

Stock Options. We have not granted any stock options as of the date of this prospectus. In the future, we may grant stock options to our officers, directors, employees or consultants.

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans and have no intention of implementing any of these plans for the foreseeable future.

Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors. Our directors do not receive any compensation pursuant to any standard arrangement for their services as directors. Although our bylaws permit us to pay our directors for attending meetings, we do not compensate our directors for attending meetings.

Transactions with Related Parties and Recent Sales of Securities

     On August 6, 2012 we issued 7,500,000 shares of common stock to Larry Parsons in exchange for his membership interest in RD&G, LLC and 7,500,000 shares of common stock to Timothy Evans in exchange for his membership interest in RD&G, LLC.

      As of September 30, 2013, we owed Timothy Evans, one of our officers and directors, $15,000 for amounts he advanced to us. The loan from Mr. Evans is unsecured, due on demand, and bears interest at 4% per year. Since January 1, 2011 the principal balance of this note has remained at $15,000. During the two years and nine months ended September 30, 2013, $1,650 was paid to the noteholder as interest.

      As of September 30, 2013 we owed the father of Timothy Evans $50,000 for amounts advanced to us. The loan, originally in the amount of $30,000, was reduced from $30,000 to $20,000 subsequent to January 1, 2011. On September 1, 2013 we borrowed an additional $30,000 from Mr. Evans. The loans from Mr. Evans are unsecured, due on demand and bear interest at 6% per year. During the two years and nine months ended September 30, 2013, $3,250 was paid to Mr. Evans as interest.

                             PRINCIPAL SHAREHOLDERS

    The following table shows the ownership of our common stock as of the date of this prospectus by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

                                     Shares        Percent of     Percent of
    Name and Address of           Beneficially    Class Before    Class After
      Beneficial Owner               Owned          Offering      Offering (1)
--------------------------       -------------    ------------   --------------

Larry Parsons                       7,500,000          50%             30%
1885 W. Dartmouth Ave. #1
Englewood, CO 80110

Timothy Evans                       7,500,000          50%             30%
1885 W. Dartmouth Ave. #1
Englewood, CO 80110

All Executive officers and
   directors as a group
   (2 persons)                     15,000,000         100%             60%

(1) Assumes that all shares in this offering are sold. There is no minimum number of shares to be sold in this offering and as a result there is no guarantee that any shares will be sold.

                              PLAN OF DISTRIBUTION

     By means of this prospectus we are offering to the public up to 10,000,000 shares of our common stock at a price of $0.10 per share. We arbitrarily determined the $0.10 offering price and this price does not bear any relationship to our assets, book value or any other generally accepted criteria of value for investment. There is no minimum number of shares to be sold in this offering and as a result we cannot guarantee that any funds will be raised in this offering.

      We will offer the shares through our officers, Timothy Evans and Larry Parsons, on a "best efforts" basis. Timothy Evans and Larry Parsons are not registered with the Securities and Exchange Commission as brokers or dealers. Mr. Evans and Mr. Parsons are not required to be registered as brokers or dealers since neither Mr. Evans nor Mr. Parsons are engaged in the business of buying or selling securities for others.

      In addition, Mr. Evans and Mr. Parsons will be relying on the exemption provided by Rule 3a4-1 of the Securities and Exchange Commission with respect to their participation in this offering. Rule 3a4-1 provides, in part, that an officer of an issuer of securities will not be deemed to be a broker solely by reason of his participation in the sale of the securities of the issuer if the officer:

      (1) Is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934, at the time of his participation;

      (2) Is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

      (3) Is not at the time of his participation an associated person of a broker or dealer;

      (4) The officer primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities;

      (5) The officer was not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and

      (6) The officer does not participate in selling an offering of securities for any issuer more than once every twelve months.

      Mr. Evans and Mr. Parsons meet the requirements of Rule 3a4-1 since neither of them:

     o are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934;

     o will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the sale of our common stock; and

     o    are an associated person of a broker or dealer.

     In addition, both Mr. Evans and Mr. Parsons:

     o perform, and will perform at the end of the offering, substantial duties for or on behalf of us otherwise than in connection with the offering;

     o have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and

     o have not participated in selling an offering of securities for any issuer during the past twelve months.

      We will not employ any brokers or sales agents to sell these shares and we will not compensate any officer or third party for their participation in this offering. There is no firm commitment by any person to purchase or sell any of these shares and there is no assurance that any such shares offered will be sold. All proceeds from the sale of the shares will be promptly delivered to us. We plan to end the offering on March 31, 2014. However, we may at our discretion end the offering sooner or extend the offering to May 31, 2014.

      We have the right to refuse to accept subscriptions from any person for any reason whatsoever. No subscription shall be deemed to be binding upon us until accepted in writing by our President.

                            DESCRIPTION OF SECURITIES

      Our authorized capital consists of 250,000,000 shares of common stock. As of December 31, 2013, we had 15,000,000 outstanding shares of common stock. We have not issued any shares of preferred stock and we do not have any plans to issue any shares of preferred stock.

Common Stock

      All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each shareholder is entitled to receive a proportionate share of the assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock.

      Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available for dividends. This is after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Transfer Agent

      Transhare Corporation
      4626 S. Broadway
      Englewood, CO 80113
      Phone: 303-662-1112

                                LEGAL PROCEEDINGS

We know of no legal proceedings to which we are a party or to which any of our property is the subject that are pending, threatened or contemplated.

                                 INDEMNIFICATION

     Pursuant to Section 7-109-102 of the Colorado Revised Statutes, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                            RD&G HOLDINGS CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2011 and 2012,
                        & September 30, 2013 (Unaudited)

                            RD&G Holdings Corporation
                        Consolidated Financial Statements



                                TABLE OF CONTENTS



                                                                       Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                  1


CONSOLIDATED FINANCIAL STATEMENTS

            Consolidated balance sheets                                  2
            Consolidated statements of operation                         3
            Consolidated statements of stockholders' equity              4
            Consolidated statements of cash flows                        5
            Notes to consolidated financial statements                   7

                            RONALD R. CHADWICK, P.C.
                           Certified Public Accountant
                        2851 South Parker Road, Suite 720
                             Aurora, Colorado 80014
                             Telephone (303)306-1967
                                Fax (303)306-1944


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
RD&G Holdings Corporation
CityplaceDenver, StateColorado

I have audited the accompanying consolidated balance sheets of RD&G Holdings Corporation as of December 31, 2011 and 2012 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (country-regionplaceUnited States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RD&G Holdings Corporation as of December 31, 2011 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements the Company has suffered an extraordinary fire loss that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter is also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado

/s/ Ronald R. Chadwick, P.C.

June 20, 2013
RONALD R. CHADWICK, P.C.

                              RD&G HOLDINGS CORPORATION
                             CONSOLIDATED BALANCE SHEETS


                                                                Sept. 30,
                                    Dec. 31,     Dec. 31,          2013
                                      2011         2012        (Unaudited)
                                   ----------    --------     -------------

 ASSETS

  Current assets
    Cash                            $ 13,757     $ 37,267        $ 30,295
    Accounts receivable               35,331       50,557          51,542
    Inventory                         12,603        7,801           6,236
                                    --------     --------        --------
         Total current assets         61,691       95,625          88,073
                                    --------     --------        --------

    Fixed assets - net                64,746       52,755         134,397
    Deposits                           3,465        3,465           3,465
                                    --------     --------        --------
         Total Assets              $ 129,902     $151,845        $225,935
                                   =========     ========        ========

   LIABILITIES & STOCKHOLDERS' EQUITY

  Current liabilities
    Accounts payable               $   3,981     $  3,601        $  8,315
    Advances payable                      --       40,000          40,000
    Income taxes payable                  --           --           6,845
    Capital lease obligation -
      current portion                  8,350        8,998           1,547
    Notes payable - current
      portion                         90,000       80,000         110,000
    Accrued interest payable             375        1,200           1,300
                                    --------     --------        --------
      Total current liabilities      102,706      133,799         168,007
                                    --------     --------        --------
    Capital lease obligation          17,858        8,860           8,860
                                    --------     --------        --------
      Total Liabilities              120,564      142,659         176,867
                                    --------     --------        --------

  Stockholders' Equity
    Common stock, no par value;
      250,000,000 shares authorized;
      15,000,000 shares issued and
        outstanding                                29,784          29,784
    Additional paid in capital            --           --              --
    Retained earnings (deficit)      (20,446)     (20,598)         19,284
                                    --------     --------        --------

  Total Stockholders' Equity           9,338        9,186          49,068
                                    --------     --------        --------
  Total Liabilities and
     Stockholders' Equity            129,902      151,845         225,935
                                   =========     ========        ========

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                        RD&G HOLDINGS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Nine Months    Nine Months
                                                                Ended          Ended
                                Year Ended    Year Ended       Sept. 30,      Sept. 30,
                                Dec. 31,       Dec. 31,          2012           2013
                                   2011          2012         (Unaudited)    (Unaudited)
                               -----------    ----------     ------------    -----------

  Sales                        $  513,612     $  565,104       $ 462,941       $ 300,694
  Cost of goods sold              339,769        342,782         263,275         236,234
                               ----------     ----------       ---------       ---------
    Gross profit                  173,843        222,322         199,666          64,460
                               ----------     ----------       ---------       ---------
Operating expenses:
  Depreciation                     12,745         12,891           9,628           8,948
  General and administrative      162,580        201,776         154,250         191,279
                               ----------     ----------       ---------       ---------
                                  175,325        214,667         163,878         200,227
                               ----------     ----------       ---------       ---------
Income (loss) from operations      (1,482)         7,655          35,788        (135,767)
                               ----------     ----------       ---------       ---------
Other income (expense):
  Interest revenue                      4              -               -               -
  Interest expense                 (7,297)        (7,807)         (5,416)         (4,434)
                               ----------     ----------       ---------       ---------
                                   (7,293)        (7,807)         (5,416)         (4,434)
                               ----------     ----------       ---------       ---------
Income (loss) before
  provision for income taxes       (8,775)          (152)         30,372        (140,201)

Provision for income tax                -              -               -               -
                               ----------     ----------       ---------       ---------
 Net income (loss) before
   extraordinary item              (8,775)          (152)         30,372        (140,201)
 Extraordinary item - fire
   gain (loss) net of tax               -              -               -         180,083
                               ----------     ----------       ---------       ---------
     Net income (loss)         $   (8,775)    $     (152)      $  30,372       $  39,882
                               ==========     ==========       =========       =========
Net income (loss) per share
 (Basic and fully diluted):
   Operations                  $    (0.00)    $    (0.00)      $    0.00       $   (0.01)
   Extraordinary item                   -              -               -            0.01
                               ----------     ----------       ---------       ---------
                               $    (0.00)    $    (0.00)      $    0.00       $    0.00
                               ==========     ==========       =========       =========
Weighted average number of
  common shares outstanding    15,000,000     15,000,000      15,000,000      15,000,000
                               ==========     ==========      ==========      ==========


                   The accompanying notes are an integral part of the consolidated financial statements.

                            RD&G HOLDINGS CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  Common Stock                                   Stock-
                                             Amount     Paid in     Retained     holders'
                              Shares (1)     No Par     Capital     Earnings     Equity
                              ----------   ----------  ---------   ---------    --------

   Balances at December 31,
     2010                     15,000,000    $ 29,784    $     -    $ (11,671)   $ 18,113

   Net income (loss) for
         the year                                                     (8,775)     (8,775)
                              ----------    --------    -------    ---------    --------
   Balances at December 31,
     2011                     15,000,000    $ 29,784    $     -    $ (20,446)   $  9,338

   Net income (loss) for
     the year                                                           (152)       (152)
                              ----------    --------    -------    ---------    --------
   Balances at December 31,
     2012                     15,000,000    $ 29,784    $     -    $ (20,598)   $  9,186

   Net income (loss) for
     the period                                                       39,882      39,882
                              ----------    --------    -------    ---------    --------
   Balances at Sept. 30, 2013 -
     unaudited                15,000,000    $  29,784   $     -    $  19,284    $ 49,068
                              ==========    =========   =======    =========    ========

(1) As retroactively restated for a common control acquisition effective August 3, 2012



                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                            RD&G HOLDINGS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Nine Months     Nine Months
                                                                         Ended           Ended
                                         Year Ended     Year Ended     Sept. 30,       Sept. 30,
                                          Dec. 31,       Dec. 31,         2012            2013
                                            2011           2012       (Unaudited)     (Unaudited)
                                        -------------  -------------  -------------  --------------

   Cash Flows From Operating Activities:
           Net income (loss)              $ (8,775)     $   (152)       $  30,372       $ 39,882

   Adjustments to reconcile net loss to
     net cash provided by (used for)
     operating activities:
        Depreciation                        12,745        12,891            9,628          8,948
        Extraordinary gain                       -             -                -       (186,928)
        Accounts receivable                    825       (15,226)         (27,269)          (985)
        Inventory                            1,015         4,802            3,600            440
        Insurance proceeds                       -             -                -        237,565
        Taxes payable                            -             -                -          6,845
        Accrued payables                   (15,249)          445            7,006          4,814
                                          --------      --------        ---------       --------
          Net cash provided by (used for)
            operating activities            (9,439)        2,760           23,337        110,581
                                          --------      --------        ---------       --------

   Cash Flows From Investing Activities:
        Fixed asset purchases                 (975)         (900)               -       (140,102)
                                          --------      --------        ---------       --------
          Net cash provided by (used for)
            investing activities              (975)         (900)               -       (140,102)
                                          --------      --------        ---------       --------


                          (Continued On Following Page)



                   The accompanying notes are an integral part of the consolidated financial statements.

                                     RD&G HOLDINGS CORPORATION
                               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                   (Continued From Previous Page)

                                                                      Nine Months     Nine Months
                                                                         Ended           Ended
                                         Year Ended     Year Ended     Sept. 30,       Sept. 30,
                                          Dec. 31,       Dec. 31,         2012            2013
                                            2011           2012       (Unaudited)     (Unaudited)
                                        -------------  -------------  -------------  --------------

   Cash Flows From Financing Activities:
     Capital lease obligation - payments    (7,748)       (8,350)          (6,204)        (7,451)

      Advances payable                           -        40,000                -              -
      Notes payable - borrowings            50,000        20,000                -         30,000
      Notes payable - payments             (25,000)      (30,000)               -              -
                                          --------      --------        ---------       --------
        Net cash provided by (used for)
         financing activities               17,252        21,650           (6,204)        22,549
                                          --------      --------        ---------       --------
   Net Increase (Decrease) In Cash           6,838        23,510           17,133         (6,972)

   Cash At The Beginning Of The Period       6,919        13,757           13,757         37,267
                                          --------      --------        ---------       --------
   Cash At The End Of The Period          $ 13,757      $ 37,267        $  30,890       $ 30,295
                                          ========      ========        =========       ========

Schedule Of Non-Cash Investing And Financing Activities

   None

Supplemental Disclosure:

   Cash paid for interest                 $  6,922      $  6,982        $   2,591       $  4,434
   Cash paid for income taxes                    -             -                -              -


                   The accompanying notes are an integral part of the consolidated financial statements.

                            RD&G HOLDINGS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RD&G Holdings Corporation, was incorporated in the State of Colorado on August 3, 2012. The Company was formed to act as a holding corporation for RD&G, LLC, which was formed in the State of Colorado on December 3, 2009 and provides custom decorated apparel to resort retail shops, and decorates apparel for specialty products companies. Effective August 3, 2012, in an acquisition classified as a transaction between parties under common control, RD&G Holdings Corporation acquired all the outstanding membership interests of RD&G, LLC in exchange for 15,000,000 RD&G Holdings Corporation common shares, making RD&G, LLC a wholly owned subsidiary of RD&G Holdings Corporation. The combined entities are referred to hereinafter as the "Company". The activity of the Company as reported in financial statements is that of RD&G, LLC through August 2, 2012, and RD&G Holdings Corporation and RD&G, LLC consolidated from August 3, 2012 forward, with equity retroactively restated for the share exchange.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of RD&G Holdings Corporation and its subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts (or writes off delinquent accounts) and records bad debt expense when deemed necessary. At December 31, 2011 and 2012, and September 30, 2013 the Company had no balance in its allowance for doubtful accounts since all accounts considered to be uncollectible were written off and expensed. Bad debt expense (included in general and administrative expense on the consolidated statements of operations) in 2011 and 2012, and for the nine months ended September 30, 2013 was $3,886, $2,025 and $4,980.

                            RD&G HOLDINGS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated or straight line methods over each item's estimated useful life.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. More specifically, upon receipt of an order the details are processed and the work scheduled. All direct costs associated with the order are recorded to cost of goods sold. When work is completed on the order, the product is shipped, and the sale recorded. The Company does not require down payments on orders, and payment terms are generally due in full 30 days after shipment. Returns, which are rare, are charged back to sales.

Advertising costs

Advertising costs are expensed as incurred. The Company had advertising and marketing costs in 2011 and 2012, and for the nine months ended September 30, 2013 of $9,125, $9,423 and $845.

Inventories

Inventories, consisting of apparel supplies and finished goods, are stated at the lower of cost or market (first-in, first-out method). Costs capitalized to inventory include the purchase price, transportation costs, and any other expenditures incurred in bringing the goods to the point of sale and putting them in saleable condition. Costs of good sold include those expenditures capitalized to inventory.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                            RD&G HOLDINGS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Prior to August 2012 the Company operated as a limited liability company, and therefore a pass-through entity for income tax purposes paying no income tax at the corporate level. At end 2012 the Company had no material tax assets or liabilities, current or deferred.

Financial Instruments

The carrying value of the Company's financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

NOTE 2. FIXED ASSETS

Fixed asset values recorded at cost are as follows:


                                                September 30,
                                      2011           2012           2013
                                 -------------  -------------  -------------

Office equipment                 $    2,000      $    2,000     $       -
Machinery                            87,065          87,065       140,102
                                 ----------      ----------     ---------
                                     89,065          89,965       140,102
Less accumulated depreciation       (24,319         (37,210)       (5,705)
                                 ----------      ----------     ---------
     Total                       $   64,746      $   52,755     $ 134,397
                                 ==========      ==========     =========

The Company's fixed assets at end March 2013 were destroyed by fire. Replacement purchasing began in 2nd quarter 2013.

Depreciation expense in 2011 and 2012, and for the nine months ended September 30, 2013, was $12,745, $12,891, and $8,948.

                            RD&G HOLDINGS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. NOTES PAYABLE

The Company at end 2011 and 2012, and September 30, 2013 had $90,000, $80,000 and $110,000 in notes payable outstanding, unsecured save for one $25,000 note secured by Company machinery, due on demand, and bearing interest at 4% - 6% per annum, with $45,000 (2011), $35,000 (2012), and $65,000 (2013) due to an officer and his parent. Accrued interest payable due on the notes at end 2011 and 2012, and September 30, 2013 was $375, $1,200 and $1,300, and interest expense for 2011 and 2012, and for the nine months ended September 30, 2013 was $5,013, $6,125 and $3,525.

In 2012 an individual advanced the Company $40,000 for working capital needs, on a non-interest bearing, due on demand basis.

NOTE 4. LEASE COMMITMENTS

The Company through June 2013 rented building space under a lease with an original term through February 2016. The lease was terminated by mutual consent near the end of the second quarter due to an on-site fire in March 2013. No material costs were paid in the second quarter of 2013. Rent expense incurred under the lease in 2011 and 2012, and for the six months ended June 30, 2013 was approximately $30,000, $33,000 and $8,000. The Company subsequent to the March 2013 fire then leased space at a temporary site on a month to month basis, incurring rent costs through June 2013 of approximately $4,400. In July 2013 the Company entered into a building lease expiring in July 2016, which is noncancellable and carries no additional renewal option. The required monthly payment ranges from $1,870 - $1,975 over the lease life. Subsequent to September 30, 2013 future minimum payments under the lease are approximately: 2013 $3,800, 2014 $22,700, 2015 $23,300, 2016 $13,800, Total $63,600. The Company also carries an equipment lease which runs through December 2013, requiring monthly payments of $307 per month. The equipment lease is classified as an operating lease. Rent expense incurred under the lease in 2011, 2012 and for the nine months ended September 30, 2013 was approximately $3,700, $3,700 and $2,775. Subsequent to September 30, 2013 future minimum payments under the equipment lease are approximately $925 in 2013.

The Company has a capital lease on screen printing equipment recorded to fixed assets at $41,146. Depreciation expense attributable to the capital lease in 2011 and 2012 was $5,878 each year, and $1,470 for the nine months ended September 30, 2013. The total future minimum lease payments at end 2011, 2012 and September 30, 2013 were $29,260, $19,228, and $10,868, with imputed interest needed to reduce the net minimum lease payments to present value at each date of $3,052, $1,370, and $461. Minimum lease payments by year subsequent to September 30, 2013 are: 2013 $1,672, 2014 $9,196, Total $10,407.

                            RD&G HOLDINGS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. GOING CONCERN

The Company at the end of March 2013 experienced a catastrophic fire which destroyed the Company's plant, equipment and inventory. The Company recognized a loss from fire damage of $50,637, but in the second and third quarters of 2013 received $237,565 from insurance resulting in a gain of $186,928, and a net gain after $6,845 in estimated taxes of $180,083. The Company has replaced some equipment pieces and currently is attempting to fulfill orders partially through internal operations and through third parties. The Company is conducting business on a limited basis. This condition raises substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital to resume full operations through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions. By doing so, the Company hopes to fully rebuild its business and conduct profitable operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 6. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of issuance of these financial statements of November 22, 2013 and determined that there are no reportable subsequent events, save for the fire damage described above.

                                TABLE OF CONTENTS
                                                                       Page

PROSPECTUS SUMMARY ..................................................   2
RISK FACTORS ........................................................   3
DILUTION AND COMPARATIVE SHARE DATA..................................   5
USE OF PROCEEDS .....................................................   6
MARKET FOR COMMON STOCK .............................................   7
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS .......   7
BUSINESS.............................................................   9
MANAGEMENT ..........................................................  12
PRINCIPAL SHAREHOLDERS...............................................  14
PLAN OF DISTRIBUTION.................................................  15
DESCRIPTION OF SECURITIES............................................  16
LEGAL PROCEEDINGS....................................................  17
INDEMNIFICATION .....................................................  17
AVAILABLE INFORMATION................................................  18
FINANCIAL STATEMENTS.................................................  19

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by RD&G Holdings Corporation. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

      Until _______, 2014 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered.

         SEC Filing Fee                                          $     136
         Blue Sky Fees and Expenses                                  1,000
         Legal Fees and Expenses                                    40,000
         Accounting Fees and Expenses                               25,000
         Miscellaneous                                               3,864
                                                                 ---------
                  TOTAL                                          $  70,000
                                                                 =========

         All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors

     Section 7-109-102 of the Colorado Revised Statues and our bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 15. Recent Sales of Unregistered Securities.

      On August 6, 2012 we issued 7,500,000 shares of common stock to Larry Parsons in exchange for his membership interest in RD&G, LLC and issued 7,500,000 shares of common stock to Timothy Evans in exchange for his membership interest in RD&G, LLC.

      We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 with respect to the sale of the shares. The purchasers of these securities were sophisticated investors who were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of these securities. The purchasers acquired these securities for their own accounts. The shares cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

Item 16. Exhibits

      The following Exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name
------   ------------

3.1      Articles of Incorporation (1)

3.2      Bylaws (1)

5        Opinion of Counsel (2)


10.1     Promissory Note (Timothy Evans) (1)

10.2     Promissory Notes (Arthur Evans) (1)

10.3     Promissory Note (James Horning) (1)

10.4     Promissory Note (Mark Rodenbeck) (1)

10.5     Promissory Note (Arthur Evans) (1)

10.6     Loan Agreement (Mark Rodenbeck) (1)

10.7     Lease (1)

16       Letter regarding change in certifying accountant

21       Subsidiaries (1)

23.1     Consent of Attorneys (2)

23.2     Consent of Accountants

(1)   Filed with Amendment No. 3 to this registration statement.

(2)   Filed with Amendment No. 4 to this registration statement.


Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i) If the registrant is relying on Rule 430B:

                  (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each  prospectus  required to be filed pursuant to Rule 424(b)(2),
     (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
     (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

            (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser bye means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 10th day of February, 2014.


                                  RD & G HOLDINGS CORPORATION


                                  By: /s/ Larry Parsons
                                      -------------------------------
                                      Larry Parsons, Principal Executive Officer


         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                         Date



/s/ Larry Parsons
----------------------
Larry Parsons                 Principal Executive,            February 10, 2014
                              Officer and a Director

/s/ Timothy Evans
----------------------
Timothy Evans                Principal Financial and          February 10, 2014
                             Accounting Officer and
                               a Director

                           RD & G HOLDINGS CORPORATION

                                    FORM S-1


                                 AMENDMENT NO. 5


                                    EXHIBITS